Exhibit 99.1

Atlanta, Georgia

June 12, 2009

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s Inc. Announces Results for Fiscal Year Ended March 28, 2009

Cagle’s Inc. reported a net loss of $11.5 million or $2.48 per diluted share for fiscal year 2009 compared with a net loss of $0.77 million or $0.17 per diluted share for fiscal 2008.  Operating income for fiscal 2009 was a loss of $15.7 million compared to operating income of $0.14 million for fiscal 2008.

Revenues for fiscal 2009 were $292.6 million reflecting a 3.1% increase when compared to fiscal 2008 with poultry prices increasing $0.024 per pound sold. Quoted market prices for the year 2009 versus 2008 reflect a reduction in boneless breast - 13.6%, breast tenders -7.2%, wings -9.2% and leg quarters -3.4%.

Cost of sales for fiscal 2009 increased 9.2% as compared with 2008, from $268.5 million to $293.2 million. Feed ingredient cost per ton for broilers processed in 2009 increased 23.5% or $20.3 million as compared to fiscal 2008. Feed cost represented approximately 36% of total cost of sales in 2009.

Our fourth quarter operating income approached the breakeven mark as revenue per pound improved by over 3% and cost of sales fell 1.6%. As we begin fiscal 2010 demand for the cost effective protein offered by our products is improving and our markets are reacting favorably which we anticipate will return our company to positive margins in the first quarter.

Cagle’s Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle
Chairman, CEO

Cagle’s, Inc. & Subsidiary

Consolidated Statements of Income

(In Thousands, except per share data)

	Twelve Months Ended
	March 28,	March 29,
	2009	2008
Net Sales	$292,585	$283,649
Costs and Expenses:
Cost of Sales	293,216	268,477
Selling & Delivery and General & Administrative	8,753	8,579
General and Administrative	6,293	6,458

Total Costs and Expenses	308,262	283,514

Operating Income (Loss)	(15,677)	135

Other Income(Expense):
Interest Expense	(2,163)	(1,483)

Other Income, Net	(40)	190
Total Other Income (Expense),net	(2,203)	(1,293)

Income Before Income Taxes	(17,880)	(1,158)

Income Taxes Provision	(6,386)	(385)
Net Income	$(11,494)	$(773)
Net Income Per Common Share	$(2.48)	$(0.17)

Cagle’s Inc.

Condensed Consolidated Balance Sheet

(In Thousands)

	March 28, 2009	March 29, 2008

ASSETS

Current Assets	$42,798	$46,420

Other Assets	11,571	6,294

Property, Plant, and Equipment (net)	36,783	39,260

TOTAL ASSETS	$91,152	$91,974

LIABILITIES & STOCKHOLDER’S EQUITY

Current Maturities of Long-term Debt	$2,488	$2,269
Trade Accounts Payable	19,989	16,025
Other Current Liabilities	7,642	7,929
Total Current Liabilities	30,119	26,223

Long-Term Debt	29,049	20,924

Total Stockholders Equity	31,984	44,827

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$91,152	$91,974